SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): October 24, 2003

ONE PRICE CLOTHING STORES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-15385	57-0779028
(State or other jurisdiction of incorporation or organization	(Commission File No.)	(IRS Employer Identification No.)

Hwy. 290 Commerce Park

1875 East Main Street

Duncan, South Carolina 29334

(Address of principal executive offices, including zip code)

(864) 433-8888

(Registrant’s telephone number, including area code)

None.

(Former name or Former Address if

Changed Since Last Report)

Item 5.	Other Events

On October 24, 2003, One Price Clothing Stores, Inc. (the “Company”) and Congress Financial Corporation (Southern) (“Congress”) entered into an amendment to the Company’s existing credit facility with Congress (the “Congress Amendment”) to create a new $5.0 million tranche (the “New Tranche”) under the facility. The Congress Amendment is filed herewith as Exhibit 10.1.

Congress has sold a 100% interest in the New Tranche to Sun One Price, LLC (“Sun”), an affiliate of Sun Capital Partners, Inc., as a junior participant. Sun currently owns approximately 83.3% of the Company’s outstanding common stock.

The maturity date for loans made under the New Tranche is May 20, 2004. The Company must satisfy a $5.0 million excess availability requirement (as of the maturity date and on an average basis for the prior 20 days) in order for repayment of the loans made under the New Tranche to be permitted. Congress cannot extend the maturity date of such loans without the consent of Sun and a certain junior participant in another existing loan from Congress to the Company.

Loans made under the New Tranche will bear interest at 15% per annum. Interest accruing on loans made under the New Tranche will be capitalized each month into the principal balance and be due at the maturity date of the New Tranche. In addition, Sun will earn a facility fee of $150,000, which will due and payable on the maturity date of the New Tranche.

In connection with the Congress Amendment and as a condition to the Company’s ability to receive the New Tranche, the Company has granted Sun a warrant to purchase 150,000 shares of the Company’s common stock at an exercise price of $0.01 per share. In addition, until such time as Sun no longer has any rights in loans made under the New Tranche pursuant to the Junior Participation Agreement between Sun and Congress (the “Junior Participation Agreement”) and until the Company no longer has any outstanding obligations or liabilities under the New Tranche, Sun will be granted the right to purchase, at an exercise price of $0.01 per share, (a) 150,000 shares of the Company’s common stock on November 24, 2003; (b) 150,000 shares of the Company’s common stock on each monthly anniversary of November 24, 2003 until May 20, 2004; (c) 300,000 shares of the Company’s common stock on May 20, 2004; and (d) 300,000 shares of the Company’s common stock on each monthly anniversary of May 20, 2004 until the expiration of the warrant.

The warrant will expire on the later of October 24, 2013 and five years after the earlier of such time as Sun no longer has any rights in loans made under the New Tranche pursuant to the Junior Participation Agreement and the Company no longer has any outstanding obligations or liabilities under the New Tranche. The form of the warrant issued to Sun is filed herewith as Exhibit 10.2.

The Company issued a press release announcing the Congress Amendment and the issuance of the warrant. The press release is filed herewith as Exhibit 99.1.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. (“Sun Capital”) is a leading private investment firm focused on leveraged buy-outs of market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital has more than $700 million under management and is making new investments through Sun Capital Partners III, LP and Sun Capital Partners III QP, LP, together a $500 million fund raised in January 2003. Participating in Sun Capital’s fund are leading fund-of-fund investors, university endowments, pension funds, financial institutions and high net worth individuals, families and trusts. Sun Capital has invested in approximately 50 companies during the past several years with combined revenues in excess of $7 billion.

About One Price Clothing Stores, Inc.

The Company operates a national chain of retail specialty stores offering first quality, in-season apparel and accessories for women and children at exceptional values every day. The Company currently operates 553 stores in 30 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands under the One Price & More!, BestPrice! Fashions and BestPrice! Kids brands.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

10.1	Amendment Number Seventeen to the Continuing Commercial Credit Agreement dated October 24, 2003, by and among Congress Financial Corporation (Southern) as Lender and the Company and One Price Clothing of Puerto Rico, Inc. as Borrowers.

10.2	Form of Warrant issued by the Company to Sun.

99.1	Press Release issued on October 24, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE PRICE CLOTHING STORES, INC.

Date: October 24, 2003	/s/ C. Burt Duren
C. Burt Duren, Chief Financial Officer